Exhibit 99.1

 JAKKS Pacific Reports Fourth Quarter and Year-End Results for 2003;
            Company Achieves Record Fourth Quarter Sales;
              Sales and Earnings Growth Expected in 2004

    MALIBU, Calif.--(BUSINESS WIRE)--Feb. 17, 2004--JAKKS Pacific, Inc. (Nasdaq:JAKK), a leading multi-brand company that designs and markets a broad range of toys, leisure products, crafts and writing instruments, today announced its results for the fourth quarter and year ended December 31, 2003.
    For the fourth quarter of 2003, net sales increased to $84.4 million from $68.5 million in the comparable period last year. Excluding a pre-tax charge of $2.1 million, or $0.07 per diluted share, for the accounts receivable write-offs attributable to recent customer bankruptcies, net income for the fourth quarter of 2003 was $8.9 million, or $0.36 per diluted share, as compared to net income of $6.2 million, or $0.25 per diluted share, in the fourth quarter of 2002, which excludes a one-time pre-tax restructuring and recall benefit of $1.4 million. Reported net income for the fourth quarter of 2003 was $7.1 million, or $0.29 per diluted share, as compared to $7.3 million, or $0.30 per diluted share, for the fourth quarter of last year.
    The Company's net sales for the year increased to $315.8 million, as compared to $310.0 million in 2002. Excluding the one-time charge of $2.0 million for a product recall earlier in the year, the $2.1 million charge for the customer bankruptcies in 2003, and the net restructuring and recall charges of $6.7 million in 2002, net income for the year was $29.2 million, or $1.18 per diluted share, as compared to $36.5 million, or $1.61 per diluted share in 2002. Reported net income for 2003 was $25.9 million, or $1.05 per diluted share, as compared to $31.3 million, or $1.37 per diluted share in 2002.
    Jack Friedman, Chairman and Chief Executive Officer, said, "We are pleased to report another year of solid sales for 2003 including robust growth in the fourth quarter, with strong sell-through in our mass merchant and other retail distribution channels. While we continue to be affected by a challenging industry environment, including the recent bankruptcies of KB Toys, FAO Schwarz and others, we believe that with our diverse product offerings and categories, we are well positioned for growth in 2004. As the number of stores in our primary channel base has declined, we are working to place more SKUs on these shelves, while at the same time concentrating on expanding sales of our products beyond traditional toy retailers to other retail channels, including electronics, drug, convenience and office supply stores.
    "We were pleased with sales of our products featuring key licenses during the quarter, including WWE and Dragon Ball figure assortments, and our Atari and Namco TV Games. We have announced a number of new key licenses that we are adding to our TV Games line of product, including Ms. Pac-Man(R) and Spider-Man(R), and are pleased with strong initial sales of our two newest titles: a relaunch of Activision TV Games and a version based on SpongeBob SquarePants."
    JAKKS Pacific is forecasting 2004 net sales, excluding acquisitions, to be in the range of $330 to $340 million and diluted earnings per share of $1.20 to $1.30, excluding non-cash stock-based compensation expense of $9.3 million, of which $8.3 million is related to restricted stock grants, which the Company expects to incur in the first quarter.
    Stephen Berman, President and Chief Operating Officer, said, "As we look for additional ways to grow our business in 2004, we will continue to focus on the internal development of new licensed and proprietary concepts, as well as innovative extensions to product lines based on our top licenses. We are particularly excited about several new TV Games versions in the first half of the year, with many more to follow in the second half, a new scrapbook line for teens developed internally called My OverStuffed Life and the launch of our Mucha Lucha product at retail. Other highlights include toys for Universal Studios' Classic Monsters and new monsters based on their feature film Van Helsing, and new products for our WWE and other boys action product lines.
    "Our strategy for 2004 will be to increase our marketing endeavors to launch new and extend existing categories throughout the year, while maximizing our operating efficiencies and further leveraging our retail sales channels and international distribution efforts. In the first quarter of 2004, we will see nominal sales growth in conjunction with an increase in advertising and marketing spending, but expect to see results from these efforts beginning in the second quarter and moving forward with higher sales and profit growth. In addition, we will continue to actively pursue complementary and accretive acquisitions that provide both near and long-term growth potential and market-share expansion opportunities.
    "With our strong operating cash flow and working capital of $234.0 million, including cash and cash equivalents and marketable securities of $137.5 million, we are well-positioned to maintain our status as a leader in the toy, writing instruments and leisure products markets, and also well-positioned to evaluate meaningful acquisition opportunities," Mr. Berman concluded.
    Anyone interested will be able to listen to the teleconference, scheduled to begin at 8:30 a.m. EST (5:30 a.m. PST) on February 17th, via the Internet at www.jakkspacific.com. This website will host an archive of the teleconference for 30 days.
    A telephonic playback will be available from 9:30 a.m. EST on February 17th through 12:00 a.m. EST on February 24th. The playback can be accessed by calling 800-642-1687 or 706-645-9291 for international callers, passcode "5141623."
    JAKKS Pacific, Inc. is a multi-brand company that designs and markets a broad range of toys and leisure products. The product categories include: Action Figures, Arts & Crafts Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush and Dolls. The products are sold under various brand names including Flying Colors(R), Road Champs(R), Remco(R), Child Guidance(R), Pentech(R), Trendmasters(R), Toymax(R), Funnoodle(R), Go Fly a Kite(R) and JPI ColorWorkshop(TM). The Company also participates in a joint venture with THQ Inc. that has exclusive worldwide rights to publish and market World Wrestling Entertainment(TM) video games. For further information, visit www.jakkspacific.com.

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about JAKKS' business based, in part, on assumptions made by its management. These statements are not guarantees of JAKKS' future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, those described above and the following: changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



                 JAKKS Pacific, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets


                                          December 31,   December 31,
                                              2003          2002
                                              ----          ----
                                ASSETS
Current assets:
   Cash and cash equivalents              $118,182,099   $68,412,826
   Marketable Securities                    19,344,691            --
   Accounts receivable, net                 86,119,572    56,195,578
   Inventory, net                           44,399,886    38,009,747
   Notes receivable - officers                      --     1,113,000
   Prepaid expenses and other
    current assets                          12,240,167     8,616,160
   Deferred income taxes                     6,131,634     4,445,658
              Total current assets         286,418,049   176,792,969

Property and equipment                      43,685,401    39,465,148
Less accumulated depreciation and
 amortization                               31,750,638    24,639,593
   Property and equipment, net              11,934,763    14,825,555

Goodwill, net                              206,951,576   189,335,933
Trademarks & other assets, net              24,793,330    19,736,847
Investment in joint venture                  8,039,887     8,118,645
              Total assets                $538,137,605  $408,809,949


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses   $50,382,331   $41,967,851
   Current portion of long term debt            19,036        17,805
   Income taxes payable                      2,021,437     5,624,532
              Total current liabilities     52,422,804    47,610,188

Long term debt, net of current portion      98,042,108        59,683
Deferred income taxes                        5,868,398       562,948
                                           103,910,506       622,631
              Total liabilities            156,333,310    48,232,819

Stockholders' equity:
   Common stock, $.001 par value                24,231        24,473
   Additional paid-in capital              235,798,746   240,101,458
   Retained earnings                       146,330,441   120,451,199
   Accumulated other comprehensive
    income (loss)                             (349,123)           --
                                           381,804,295   360,577,130
              Total liabilities and
               stockholders' equity       $538,137,605  $408,809,949


                 JAKKS Pacific, Inc. and Subsidiaries
              Fourth Quarter Earnings Announcement, 2003
            Condensed Statements of Operations (Unaudited)


                    Three Months Ended         Twelve Months Ended
                       December 31,                December 31,
                    2003          2002         2003           2002
                    ----          ----         ----           ----

Net sales        $84,418,626  $68,477,943  $315,776,407  $310,004,747
Less cost of sales
 Cost of goods    42,349,604   35,431,358   160,517,978   151,916,303
 Royalty expense   5,577,578    4,352,481    22,528,567    20,331,532
 Amortization of
  tools and molds  1,430,886    1,628,332     6,095,237     7,217,392
 Cost of sales    49,358,068   41,412,171   189,141,782   179,465,227
    Gross profit  35,060,558   27,065,772   126,634,625   130,539,520
Direct selling
 expenses         14,496,461   12,435,069    42,396,557    42,016,429
Selling, general
 and administrative
  expenses        14,920,421   13,856,604    50,829,730    47,844,845
Acquisition shut-down
 and recall costs  2,091,986   (1,403,792)    4,091,986     6,717,705
Depreciation and
 amortization        465,572      419,930     2,083,690     1,975,937
    Income from
     operations    3,086,118    1,757,961    27,232,662    31,984,604
Other (income) expense:
 Profit from
  Joint Venture   (6,047,624)  (5,423,286)   (7,351,324)   (8,003,925)
 Interest, net       611,108     (171,152)    1,405,471    (1,141,191)
 Other                    --           --            --            --
Income before provision
 for income taxes
  and minority
   interest        8,522,634    7,352,399    33,178,515    41,129,720
Provision for
 income taxes      1,381,862      (71,339)    7,299,273     9,048,538
Income before
 minority interest 7,140,772    7,423,738    25,879,242    32,081,182
Minority interest         --       94,573            --       809,718
Net income        $7,140,772   $7,329,165   $25,879,242   $31,271,464
 Earnings per share
  - diluted            $0.29        $0.30         $1.05         $1.37
 Shares used in
  earnings per share
   - diluted      24,642,210   24,800,461    24,677,333    22,746,507


    CONTACT: JAKKS Pacific, Inc.
             Genna Goldberg, 310-455-6235
             or
             Integrated Corporate Relations
             John F. Mills, 310-395-2215